UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 29, 2008
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Date of Report (Date of earliest event reported)

ASSURED PHARMACY, INC.
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(Exact name of registrant as specified in its charter)

Nevada	000-33165	98-0233878
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(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17935 Sky Park Circle, Suite F, Irvine, CA, 85016
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(Address of principal executive offices)

(949) 222-9971
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(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement

     On April 29, 2008, the Registrant and certain of its subsidiaries, as joint and several borrowers (collectively, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with Mosaic Financial Services, LLC (“Mosaic”). Pursuant to the Credit Agreement, Mosaic has agreed to advance up to $2,000,000 (or up to $3,000,000 in certain circumstances) to the Borrowers. Amounts advanced under the Credit Agreement bear interest at the rate of 14% per annum and are due and payable on April 30, 2009.

     Each of the Borrowers has granted Mosaic a security interest in substantially all of its assets (including, in the case of the Registrant, the shares of common stock of each of the subsidiaries party to the Credit Agreement) as security for the repayment of the obligations of the Borrowers under the Credit Agreement. As of May 1, 2008, Mosaic has advanced the sum of $550,000 to the Borrowers under the Credit Agreement. Mosaic is an affiliate of Mosaic Capital Advisors and the Mosaic Private Equity family of funds.

     Ameet Shah, a director of the Registrant, is the Managing Partner of Mosaic Capital Advisors and the Mosaic Private Equity family of funds. The Mosaic funds hold 18% convertible debentures in the aggregate principal amount of $1,733,500. These debentures are convertible into an aggregate of 4,333,750 shares of common stock of the Registrant. In addition, these funds hold 5,993,731 outstanding shares of common stock of the Registrant and warrants to purchase an aggregate of 5,958,750 shares of common stock of the Registrant.

     A copy of the Credit Agreement is attached as an exhibit to this Current Report.

Item 9.01      Financial Statements and Exhibits

a)	Not applicable.

b)	Not applicable.

c)	Exhibits

	99.1.	Credit Agreement, dated as of April 29, 2008, between the Registrant and Mosaic Financial Services, LLC

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: May 5, 2008

ASSURED PHARMACY, INC.

By:	/s/ Robert DelVecchio
Name:	Robert DelVecchio
Title:	Chief Executive Officer